Exhibit 10.1
CREDIT AGREEMENT
dated as of December 10, 2009
among
SMITH INTERNATIONAL, INC.
and
M-I L.L.C.,
The Lenders From Time to Time Party Hereto
and
JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent
CALYON NEW YORK BRANCH, DNB NOR BANK ASA and FORTIS BANK SA/NV, NEW YORK BRANCH,
as Co-Documentation Agents
J.P. MORGAN SECURITIES INC., WELLS FARGO SECURITIES, LLC, CALYON NEW YORK BRANCH, DNB NOR
BANK ASA
as Co-Lead Arrangers
and
J.P. MORGAN SECURITIES INC. AND WELLS FARGO SECURITIES, LLC,
as Joint Bookrunners

i

ii

TABLE OF CONTENTS

Page

Section 9.14 Syndication Agent and Documentation Agents	39

Section 9.15 USA Patriot Act	39

Section 9.16 Amendment and Restatement	40

Schedule 1.01 — Applicable Margin
Schedule 2.01 — Revolving Commitments
Schedule 6.01 — Existing Subsidiary Indebtedness
Schedule 6.02 — Existing Liens

Exhibit A — Assignment and Assumption
Exhibit B-1 — Tranche A Revolving Note
Exhibit B-2 — Tranche B Revolving Note
Exhibit B-3 — Swingline Note

iii

CREDIT AGREEMENT
     CREDIT AGREEMENT (as amended, modified, restated, supplemented and in effect from time to time, herein called this “Agreement”) dated as of December 10, 2009, among SMITH INTERNATIONAL, INC., a Delaware corporation, M-I L.L.C., a Delaware limited liability company, the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent, CALYON NEW YORK BRANCH, DNB NOR BANK ASA and FORTIS BANK SA/NV, NEW YORK BRANCH, as Co-Documentation Agents, J.P. MORGAN SECURITIES INC., WELLS FARGO SECURITIES, LLC, CALYON NEW YORK BRANCH and DNB NOR BANK ASA, as Co-Lead Arrangers, and J.P. MORGAN SECURITIES INC. and WELLS FARGO SECURITIES, LLC, as Joint Bookrunners, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders.
ARTICLE I
Definitions
     The parties hereto agree as follows:
     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
     “Adjusted One Month LIBOR Rate” means, for any day, the sum of (i) 1.00% per annum plus (ii) the LIBO Rate for an interest period of one (1) month multiplied by (b) the Statutory Reserve Rate.
     “Administrative Agent” means JPMorgan Chase Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, and its successors in that capacity.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Chase Floating Rate for that day in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Chase Floating Rate for that day or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Chase Floating Rate for that day or the Federal Funds Effective Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender and amounts relating to the Tranche A Revolving Commitments or the Tranche B Revolving Commitments, as the case may be, the percentage of the total Revolving Commitments represented by such Lender’s Tranche A Revolving Commitment or Tranche B Revolving Commitment, as the case may be; provided that in the case of Section 2.18 when a Defaulting Lender shall exist, subject to the provisions of Section 2.18(c)(i), “Applicable Percentage” shall mean the percentage of the total Tranche A Revolving Commitments or Tranche B Revolving Commitments, as the case may be (disregarding any Defaulting Lender’s Tranche A Revolving Commitment or Tranche B Revolving Commitment, as the case may be) represented by such Lender’s Tranche A Revolving Commitment or Tranche B Revolving Commitment, as the case may be. If the Tranche A Revolving Commitments or Tranche B Revolving Commitments, as the case may be have terminated or expired, the Applicable Percentages shall be determined based upon the Tranche A Revolving Commitments or Tranche B Revolving Commitments, as the case may be, most recently in effect, giving effect to any assignments.

     “Applicable Margin” means, for any day with respect to any ABR Loan or Eurodollar Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth on Schedule 1.01 hereto under the caption “ABR Applicable Margin”, “Adjusted LIBO Applicable Margin” or “Commitment Fee”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt. For purposes of the foregoing, (i) if both Moody’s and S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agencies shall be deemed to have established a rating in Category 5, and if either (but not both), Moody’s and S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the remaining rating shall control; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Margin shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Approved Fund” has the meaning assigned to such term in Section 9.04.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America and any successor entity performing similar functions.
     “Borrower” means (i) as to the Tranche A Revolving Commitments, Smith and (ii) as to the Tranche B Revolving Commitments, M-I LLC. The term “Borrowers” means Smith and M-I LLC.
     “Borrowing” means (a) Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect and (b) a Swingline Loan.
     “Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which national banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.
     “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13). Capital Lease Obligations shall not include the interest component of any applicable rental payment.
     “Ceiling Rate” means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or New York (or any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York) laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that the Texas Finance Code establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in the Texas Finance Code) for that day. Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrowers, if and to the extent permitted by the Texas Finance Code. Without notice to the Borrowers or any other Person, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Smith; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Smith by Persons who were neither (i) nominated by the board of directors of Smith nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of Smith by any Person or group.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Chase Floating Rate” means the Prime Rate; provided that the Chase Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate for deposits being delivered in the London interbank market on that day. The Chase Floating Rate is a variable rate and any change in the Chase Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.
     “CLO” has the meaning assigned to such term in Section 9.04.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt to Capitalization Ratio” shall mean, as of any day, without duplication, the ratio of (a) interest bearing Indebtedness (including Indebtedness bearing imputed interest as a result of having been issued at a discount and including the principal component of Capital Lease Obligations) to (b) the sum of (i) such interest bearing Indebtedness plus (ii) stockholders’ equity as determined in accordance with GAAP plus (iii) minority interests in majority-owned Subsidiaries. For purposes of this definition, the term “Indebtedness” shall not include intercompany debt which is held by a Borrower or any of their Subsidiaries.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund such Loan is based on such Lender’s good faith determination that the conditions precedent to funding such Loan under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such, (b) notified a Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent (based on the reasonable belief that it may not fulfill its funding obligation), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. A Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any ownership interest in such Lender or a parent company thereof or the exercise of control over a Lender or parent company thereof by a Governmental Authority or instrumentality thereof.
     “Dollars” or “$” refers to lawful money of the United States of America.

     “Effective Date” means the first date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower or any Material Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Eurodollar Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurodollar Borrowing of such Lender hereunder. A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the applicable Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.15(a).

     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Borrower.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” shall mean and include with respect to any Person (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet of such Person on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of such Person in property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; provided, that the term “Indebtedness” shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited, in a manner and with a depository, agency or trustee reasonably acceptable to the Agent, in trust for the payment thereof. “Indebtedness” shall not include trade payables and expense accruals incurred in the ordinary course of the applicable Person’s business provided that such payables have not remained unpaid for a period of ninety (90) days after the same became due. Expenses which are classified as “operating lease expenses” under GAAP shall not constitute “Indebtedness” under this Agreement.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Smith that is not guaranteed by any other Person or subject to any other credit enhancement.
     “Interest Election Request” means a request by a Borrower to convert or continue a Revolving Loan in accordance with Section 2.06.

     “Interest Expense” shall mean, for any period, the sum of (a) the cash interest payments by an obligor made or accrued in accordance with GAAP during such period in connection with all of its interest-bearing Indebtedness and (b) the interest component of any Capital Lease Obligations.
     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each January, April, July and October, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the date which is one or two weeks thereafter or on the numerically corresponding day in the calendar month that is one, two, three, six, nine or twelve months thereafter, as a Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Issuing Bank” means JPMorgan Chase Bank, National Association (or any other Lender which agrees to issue any Letter of Credit upon request by a Borrower), in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “LIBO Rate”, with respect to any Eurodollar Borrowing for any Interest Period: (a) a rate per annum equal to the offered rate for deposits in Dollars for a period equal or comparable to such Interest Period which appears on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 A.M. (New York time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent as the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent (in its reasonable discretion) as the rate of interest at which Dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Borrowing and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s Eurodollar Office to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (New York time) two Business Days prior to the first day of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     “Loan Documents” means, collectively, this Agreement, the Notes, all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent or any Lender pursuant to any of the foregoing or in connection with the obligations of the Borrowers under this Agreement and the other Loan Documents or any commitment regarding such obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
     “Loans” means the loans made by the Lenders to a Borrower pursuant to this Agreement.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of Smith and its Subsidiaries, taken as a whole, (b) the validity or enforceability against the Borrowers of any of the Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under any Loan Document.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any Borrower or any of their Material Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Swap Agreement were terminated at such time.
     “Material Subsidiary” means M-I LLC and each other Subsidiary of Smith with assets comprising 5% or more of the aggregate fair market value of all assets of Smith and its Subsidiaries on a consolidated basis or with a tangible net worth comprising 5% or more of the tangible net worth of Smith and its Subsidiaries on a consolidated basis.
     “M-I LLC” means M-I L.L.C., a Delaware limited liability company.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Notes” shall have the meaning assigned to such term in Section 2.02(a) hereof.
     “Obligations” means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the LC Exposure.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Participant” has the meaning set forth in Section 9.04.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with the provisions of this Agreement;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
     (c) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure insurance obligations and the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment and similar liens in respect of judgments that do not constitute an Event of Default under this Agreement; and

     (f) easements, zoning restrictions, rights-of-way and similar encumbrances and restrictions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of a Borrower or any of their Subsidiaries;
     (g) Liens arising from Swap Agreements;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means, on any day, the prime rate of JPMorgan Chase Bank, National Association in effect for that day at the principal offices of JPMorgan Chase Bank, National Association in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Administrative Agent and each Lender disclaims any statement, representation or warranty to the contrary. Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Register” has the meaning set forth in Section 9.04.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.
     “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the applicable Revolving Commitment.
     “Revolving Commitment” means a Tranche A Revolving Commitment or a Tranche B Revolving Commitment.
     “Revolving Exposure” means Tranche A Revolving Exposure, Tranche B Revolving Exposure or Swingline Exposure at such time.
     “Revolving Loan” means a Tranche A Revolving Loan or a Tranche B Revolving Loan.
     “Revolving Maturity Date” means March 1, 2013.
     “S&P” means Standard & Poor’s Ratings Group.
     “Smith” means Smith International, Inc., a Delaware corporation.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Borrower or any of their Subsidiaries shall be a Swap Agreement.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time. The initial maximum amount of Swingline Exposure is $100,000.000.
     “Swingline Lender” means JPMorgan Chase Bank, National Association, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.20.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Tranche A Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche A Revolving Loans and to acquire participations in Letters of Credit issued at the request of Smith and in Swingline Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche A Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche A Revolving Commitments is $1,000,000,000. The aggregate Tranche A Revolving Commitments shall be automatically reduced from time to time by the aggregate Tranche B Revolving Exposure of the Lenders.
     “Tranche A Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche A Revolving Loans, its LC Exposure at such time attributable to Letters of Credit requested by Smith and its Swingline Exposure.
     “Tranche A Revolving Loan” means a Loan made pursuant to Section 2.01(a).
     “Tranche B Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Revolving Loans and to acquire participations in Letters of Credit issued at the request of M-I LLC, expressed as an amount representing the maximum aggregate amount of such Lender’s Tranche B Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Tranche B Revolving Commitments is $125,000,000.
     “Tranche B Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche B Revolving Loans and its LC Exposure at such time attributable to Letters of Credit requested by M-I LLC.
     “Tranche B Revolving Loan” means a Loan made pursuant to Section 2.01(b).
     “Transactions” means (a) the execution, delivery and performance by each Borrower of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by the Borrowers of each other document and instrument required to satisfy the conditions precedent to the initial Loan hereunder.

     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
     Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if a Borrower notifies the Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
     Section 2.01 Revolving Commitments.
     (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Tranche A Revolving Loans to Smith from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Tranche A Revolving Exposure exceeding such Lender’s Tranche A Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, Smith may borrow, prepay and reborrow Tranche A Revolving Loans.
     (b) Subject to the terms and conditions set forth herein, each Lender agrees to make Tranche B Revolving Loans to M-I LLC from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Tranche B Revolving Exposure exceeding such Lender’s Tranche B Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, M-I LLC may borrow, prepay and reborrow Tranche B Revolving Loans.
     (c) In no event shall any Lender have any obligation to make any Loan if, as a result thereof, (i) the sum of the aggregate of all Tranche A Revolving Exposure plus the aggregate of all Tranche B Revolving Exposure would exceed $1,000,000,000 (minus any reduction of the Tranche A Revolving Commitments pursuant to Section 2.07(b) hereof) or (ii) the aggregate of all Tranche A Revolving Exposure would exceed the aggregate of all Tranche A Revolving Commitments or (iii) the aggregate of all Tranche B Revolving Exposure would exceed the aggregate of all Tranche B Revolving Commitments.
     Section 2.02 Loans and Borrowings.
     (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Tranche A Revolving Commitments or Tranche B Revolving Commitments, as the case may be. The failure of any Lender to make any Loan required to be made by it shall not relieve any other

Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Tranche A Revolving Loans made by each Lender shall be evidenced by a single Note of Smith in substantially the form of Exhibit B-1 payable to the order of such Lender in a principal amount equal to the applicable Tranche A Revolving Commitment of such Lender, and otherwise duly completed. The Tranche B Revolving Loans made by each Lender shall be evidenced by a single Note of M-I LLC in substantially the form of Exhibit B-2 payable to the order of such Lender in a principal amount equal to the applicable Tranche B Revolving Commitment of such Lender, and otherwise duly completed. The Swingline Loans made by the Swingline :Lender shall be evidenced by a single Note of Smith in substantially the form of Exhibit B-3 payable to the order of the Swingline Lender in the principal amount of $100,000,000, and otherwise duly completed Such notes, together with all renewals, extensions, modifications and replacements thereof and substitutions therefor, being herein called a “Note” and collectively called the “Notes”. Each Lender is hereby authorized by the applicable Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to such Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement shall not affect the obligations of such Borrower under such Note or hereunder in respect of such Loan.
     (b) Subject to Section 2.12, each Revolving Loan shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement or otherwise result in an increased cost to the Borrowers.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is equal to $2,000,000 or an increment of $100,000 in excess thereof. At the time that each ABR Revolving Loan is made, such Borrowing shall be in an aggregate amount that is equal to $2,000,000 or an increment of $100,000 in excess thereof; provided that an ABR Revolving Loan may be in an aggregate amount that is equal to the entire unused balance of the total Tranche A Revolving Commitments or Tranche B Revolving Commitments, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of fourteen (14) Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.
     Section 2.03 Requests for Borrowings. To request a Revolving Loan, the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than noon, New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Loan to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed by hand delivery or telecopy to the Administrative Agent on the same day as the telephonic request of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of such Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Loan, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this

Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Notwithstanding the foregoing, Borrowers acknowledge that the applicable Borrower shall bear all risk of loss resulting from disbursements made upon telephonic request.
     Section 2.04 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (x) in the case of any Letter of Credit, the total LC Exposure shall not exceed $200,000,000, the aggregate of all Tranche A Revolving Exposure shall not exceed the aggregate of all Tranche A Revolving Commitments and the sum of the aggregate of all Tranche A Revolving Exposure plus the aggregate of all Tranche B Revolving Exposure shall not exceed $1,000,000,000 (minus any reduction of the Tranche A Revolving Commitments pursuant to Section 2.07(b) hereof), and (y) in the case of a Letter of Credit requested by M-I LLC, the total Tranche B Revolving Exposures shall not exceed the total Tranche B Revolving Commitments. All Letters of Credit requested by Smith shall be issued under the Tranche A Revolving Commitments.
     (c) Expiration Date. Each Letter of Credit shall expire no later than three years after the date of issuance. Any Letter of Credit that shall have an expiration date after the Revolving Maturity Date shall be subject to cash collateralization (in the manner described in Section 2.04(j) hereof), such cash collateralization to be delivered to the Administrative Agent on the later of the date of issuance of such Letter of Credit or the date which is ninety (90) days prior to the Revolving Maturity Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the applicable Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the applicable Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on (i) the Business Day that the applicable Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the applicable Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the applicable Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.20 that such payment be financed with an ABR Revolving Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loan or Swingline Loan; provided that the Tranche A Revolving Commitments shall be utilized to make payments related to Letters of Credit requested by Smith and the Tranche B Revolving Commitments shall be utilized to make payments related to Letters of Credit requested by M-I LLC. If the applicable Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage (determined on the basis of the Tranche A Revolving Commitments or the Tranche B Revolving Commitments, as the case may be) of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The applicable Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the respective Borrowers shall pay all applicable unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure attributable to such Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the applicable Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.
     Section 2.05 Funding of Borrowings.
     (a) Each Lender shall make each Tranche A Loan or Tranche B Loan, as the case may be, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.20. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Administrative Agent and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

     Section 2.06 Interest Elections.
     (a) Each Revolving Loan initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Loan of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed by hand delivery or telecopy to the Administrative Agent on the same day as such telephonic request of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
     If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.07 Termination, Reduction and Increase of Revolving Commitments.
     (a) Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.
     (b) Smith may at any time terminate, or from time to time reduce, the Tranche A Revolving Commitments; provided that (i) each reduction of the Tranche A Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000, (ii) Smith shall not terminate the Tranche A Revolving Commitments unless the Tranche B Revolving Commitments shall be terminated concurrently, (iii) Smith shall not reduce the Tranche A Revolving Commitments to an amount less than the then current aggregate amount of the Tranche B Revolving Commitments, and (iv) Smith shall not terminate or reduce the Tranche A Revolving Commitments if, after giving effect to any concurrent prepayment of the applicable Revolving Loans in accordance with Section 2.09, the sum of the Tranche A Revolving Exposures would exceed the total Tranche A Revolving Commitments.

     (c) M-I LLC may at any time terminate, or from time to time reduce, the Tranche B Revolving Commitments; provided that (i) each reduction of the Tranche B Revolving Commitments shall be in an amount that is an integral multiple of $5,000,000, (ii) M-I LLC may not reduce the Tranche B Revolving Commitments more than once in any period of three (3) months, and (iii) M-I LLC shall not terminate or reduce the Tranche B Revolving Commitments if, after giving effect to any concurrent prepayment of the applicable Revolving Loans in accordance with Section 2.09, the sum of the Tranche B Revolving Exposures would exceed the total Tranche B Revolving Commitments.
     (d) Provided that no Default or Event of Default has occurred and is continuing, the Borrowers may elect to increase the aggregate of the Tranche B Revolving Commitments to an amount not exceeding $175,000,000; provided that in no event may the aggregate of the Tranche B Revolving Commitments exceed the then current aggregate of the Tranche A Revolving Commitments.
     (e) The applicable Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or paragraph (c) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. The Borrowers shall notify the Administrative Agent of any election to increase the Revolving Commitments under paragraph (d) of this Section, at least thirty days prior to the effective date of such increases, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by a Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by a Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Tranche A Revolving Commitments and any termination of the Tranche B Revolving Commitments shall be permanent, but reductions or increases of the Tranche B Revolving Commitments shall not. Each reduction and increase of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
     Section 2.08 Repayment of Loans; Evidence of Debt.
     (a) Smith hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Tranche A Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Tranche A Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding. M-I LLC hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Tranche B Revolving Loan of such Lender on the Revolving Maturity Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     Section 2.09 Prepayment of Loans.
     (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.
     (b) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Loan, not later than noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Loan, not later than noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount equal to $2,000,000 or an increment of $100,000 in excess thereof.
     (c) Prepayments of Tranche A Revolving Loans shall be applied ratably among the Lenders holding Tranche A Revolving Loans and prepayments of Tranche B Revolving Loans shall be applied ratably among the Lenders holding Tranche B Revolving Loans.
     Section 2.10 Fees.
     (a) Smith agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Margin on the average daily unused amount of the Tranche A Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Tranche A Revolving Commitment terminates and M-I LLC agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Margin on the average daily unused amount of the Tranche B Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Tranche B Revolving Commitment terminates. For purposes of computing such commitment fees, (i) a Tranche A Revolving Commitment of a Lender shall be deemed to be used to the extent of the Tranche A Revolving Exposure plus the then current unused balance of the Tranche B Revolving Commitments of such Lender, (ii) a Tranche B Revolving Commitment of a Lender shall be deemed to be used to the extent of the Tranche B Revolving Exposure of such Lender, and (iii) the Swingline Exposure of each Lender shall be disregarded, except in respect of the Swingline Lender, whose Tranche A Revolving Commitment shall be reduced by the Swingline Exposure for purposes of calculating fees due under this Section 2.10(a). Accrued commitment fees shall be payable in arrears on the first day of January, April, July and October of each year and on the date on which the applicable Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) Each Borrower requesting a Letter of Credit hereunder agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit requested by such Borrower, which shall accrue at the same Applicable Margin as used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s applicable LC Exposure (excluding any portion thereof attributable to applicable unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s applicable Revolving Commitment terminates and the date on which such Lender ceases to have any applicable LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the applicable LC Exposure (excluding any portion thereof attributable to applicable unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the applicable Revolving Commitments and the date on which there ceases to be any applicable LC Exposure (with a minimum fronting fee for each Letter of Credit of $250), as well as the Issuing Bank’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be due and payable on the first day of January, April, July and October of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the applicable Revolving Commitments terminate and any such fees accruing after the date on which the applicable Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) Each Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and the Administrative Agent.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the calculation or assessment of such fees.

     Section 2.11 Interest.
     (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the lesser of (i) the Alternate Base Rate plus the Applicable Margin or (ii) the Ceiling Rate.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the lesser of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin or (ii) the Ceiling Rate.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the lesser of (i) the Ceiling Rate or (ii) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     Section 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
     Section 2.13 Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked in accordance with the terms of this Agreement), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.17, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     Section 2.15 Taxes.
     (a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, each Borrower shall pay any applicable Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any applicable Indemnified Taxes or applicable Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.
     (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes or “gross-up” payment as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the applicable Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the applicable Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
     Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
     (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts payable to the Administrative Agent that are received after such time on any date may, in the discretion of the Administrative Agent (and shall, if the Administrative Agent is unable to transfer such funds on the same day to the Lenders in accordance with customary banking industry procedures), be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at JPMorgan Chase Bank, National Association, 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to a Borrower or any of their Subsidiaries or any of their Affiliates (as to which the provisions of this paragraph shall apply). Each Lender agrees that it will not exercise any right of set-off or counterclaim or otherwise obtain payment in respect of any Obligation owed to it other than principal of and interest accruing on the Loans and participations in the LC Disbursements and Swingline Loans, unless all of the outstanding principal of and accrued interest on the Loans and LC Disbursements have been paid in full. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the applicable Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, without obligation, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. If the applicable Borrower has not in fact made such payment when due, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.
     Section 2.17 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.13, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment (including any applicable assignment fee).
     (b) If any Lender requests compensation under Section 2.13, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, including without limitation Section 9.04(f)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the applicable Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such assignor Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under

Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the applicable Borrower to require such assignment and delegation cease to apply, or if an Event of Default has occurred which is continuing. The Borrowers shall pay all reasonable costs and expenses incurred by any Lender (other than a Lender which has defaulted in its obligation to fund Loans hereunder) in connection with any such assignment or delegation (including any applicable assignment fee).
     Section 2.18 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of any Commitment of such Defaulting Lender pursuant to this Agreement;
     (b) the Commitments and Obligations of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and provided further, neither the Tranche A Revolving Commitment nor the Tranche B Revolving Commitment of a Defaulting Lender may be increased without the written consent of such Defaulting Lender;
     (c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) so long as no Default or Event of Default shall have occurred which is continuing and the other conditions precedent described in Article IV hereof have been satisfied, all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the Lenders which are not Defaulting Lenders (the “Non-Defaulting Lenders”) in accordance with their respective Applicable Percentages but only to the extent (i) the sum of all Non-Defaulting Lenders’ Tranche A Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure with respect to Letters of Credit requested by Smith does not exceed the total of all Non-Defaulting Lenders’ Tranche A Revolving Commitments, (ii) the sum of all Non-Defaulting Lenders’ Tranche A Revolving Exposures and Tranche B Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Tranche A Revolving Commitments (calculated without regard to the last sentence of the definition of “Tranche A Revolving Commitment”), and (iii) the sum of all Non-Defaulting Lenders’ Tranche B Revolving Exposures plus such Defaulting Lender’s LC Exposure with respect to Letters of Credit requested by M-I LLC does not exceed the total of all Non-Defaulting Lenders’ Tranche B Revolving Commitments; and
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such LC Exposure is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.18(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.18(c), then the fees payable to the Lenders pursuant to Section 2.10 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
     (v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.18(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;
     (d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and Defaulting Lenders shall not participate therein); and
     (e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.16) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, pro rata to the funding of any Loan and the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any final, non-appealable judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Borrower and the Issuing Bank and the Swingline each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
     Section 2.19 Smith Guaranty of Obligations of M-I LLC. Smith, as a primary obligor and not as a surety, unconditionally guarantees to Administrative Agent for the ratable benefit of Lenders the full, prompt and punctual payment of the Tranche B Revolving Loans, together with accrued and unpaid interest attributable thereto, and the LC Exposure attributable to Letters of Credit requested by M-I LLC and all other liabilities and obligations, now or hereafter created or incurred, of M-I LLC under this Agreement and the other Loan Documents (herein collectively called the “Guaranteed Debt”) when due (whether at its stated maturity, by acceleration or otherwise) in accordance with the Loan Documents. The foregoing guaranty is irrevocable, unconditional and absolute, and if for any reason all or any portion of the Guaranteed Debt shall not be paid when due, Smith will immediately pay the Guaranteed Debt to Administrative Agent or other Person entitled to it, in Dollars, regardless of (a) any defense, right of set-off or counterclaim which M-I LLC may have or assert and (b) whether Administrative Agent or any Lender or any other Person shall have taken any steps to enforce any rights against any obligor or any other Person to collect any of the Guaranteed Debt. The Guaranteed Debt shall include, to the extent permitted by applicable law, interest and other liabilities accruing or arising in connection with the applicable obligations after (a) commencement of any case under any bankruptcy or similar laws by or against M-I LLC or (b) the obligations of M-I LLC shall cease to exist by operation of law or for any other reason. The liability of Smith under this Section shall be unconditional irrespective of (i) any lack of enforceability of the applicable obligations, (ii) any change of the time, manner or place of payment, or any other term, of the applicable obligations, provided, however, that unless Smith expressly consents in writing to an extension of the Revolving Maturity Date, the guaranty provided under this Section shall not apply to any principal advances made or Letters of Credit issued after the Revolving Maturity Date last consented to in writing by Smith; provided further, however, that the guaranty provided under this Section shall continue in full force and effect as to all other amounts comprising the Guaranteed Debt, (iii) any exchange, release, or non-perfection of any collateral securing payment of the applicable obligations, (iv) any law, regulation or order of any jurisdiction affecting any term of the applicable obligations or the rights of Administrative Agent or any Lender with respect thereto, and (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, M-I LLC, save and except any circumstances involving fraud, bad faith, or gross negligence on the part of Administrative Agent or any Lender. Smith waives promptness, diligence, and notices with respect to the applicable obligations and the guaranty provided under this Section and any requirement that Administrative Agent or any Lender exhaust any right to take any action against M-I LLC or any collateral security. Smith agrees that it shall never be entitled to be subrogated to any of Administrative Agent’s or any Lender’s rights against any obligor or any other Person or any other collateral or offset rights held by Administrative Agent or any Lender for payment of the applicable obligations until final termination of the guaranty provided under this Section. Smith agrees that, if at any time all or any part of any payment previously applied by Administrative Agent or any Lender to the Guaranteed Debt is or must be returned by Administrative Agent or any Lender—or recovered from Administrative Agent or any Lender—for any reason (including the order of any bankruptcy court), the guaranty provided under this Section shall automatically be reinstated to the same effect as if the prior application had not been made. Subject to the automatic reinstatement provisions of the preceding sentence, the guaranty provided under this Section shall terminate and be of no further force or effect upon full payment of the Guaranteed Debt and final termination of the obligation—if any—to make any further advances to, or to issue any further Letters of Credit at the request of, M-I LLC under the Loan Documents.
     Section 2.20 Swingline Loans.
     (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Smith from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the lower of (x) $100,000,000 or (y) the Tranche A Revolving Commitment of the Swingline Lender or (ii) the sum of the total Tranche A Revolving Exposures exceeding the total Tranche A Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and provided further that the Swingline Lender shall not, without the consent of the Required Lenders, make any Swingline Loan if any Event of Default exists of which the Swingline Lender has actual knowledge. Within the foregoing limits and subject to the terms and conditions set forth herein, Smith may borrow, prepay and reborrow Swingline Loans.
     (b) To request a Swingline Loan, Smith shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Smith. The Swingline Lender shall make each Swingline Loan available to Smith by means of a credit to the general deposit account of Smith with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.
     (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m, New York City time, on any Business Day require the Revolving Lenders with a Tranche A Revolving Commitment to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. The Administrative Agent will give notice thereof to each Revolving Lender by 2:00 p.m., New York City time on such Business Day, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender with a Tranche A Revolving Commitment hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional, subject to Swingline Lender’s compliance with the provisions of Section 2.20(a) hereof, and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Smith in writing of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Smith (or other party on behalf of Smith) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be remitted by the Administrative Agent to the Swingline Lender and to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear, such remittance to be made on the day of receipt if such payment is received by 3:00 p.m., New York City time and prior to 11:00 a.m., New York City time of the following Business Day if such payment is received after 3:00 p.m., New York City time. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Smith of any default in the payment thereof.
     (d) Notwithstanding the foregoing procedures for requesting a Swingline Loan, Smith and the Swingline Lender may agree to implement an alternate arrangement with respect to Swingline Loans providing for direct advances of Swingline Loans by the Swingline Lender to Smith (but otherwise in accordance with the terms and provisions of this Agreement). The Swingline Lender will give notice to the Administrative Agent of each Swingline Loan made by Smith within one (1) Business Day after making such Swingline Loan.

ARTICLE III
Representations and Warranties
     The Borrowers represent and warrant to the Lenders that:
     Section 3.01 Organization; Powers. Each of the Borrowers and their Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     Section 3.02 Authorization; Enforceability. The Transactions to be entered into by each Borrower are within such Borrower’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Borrowers and constitutes, and each other Loan Document to which any Borrower is to be a party, when executed and delivered by such Borrower, will constitute, a legal, valid and binding obligation of the applicable Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Borrower or any of their Material Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Borrower or any of their Material Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any Borrower or any of their Material Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any of their Material Subsidiaries.
     Section 3.04 Financial Condition. Smith has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of operations, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2007 and December 31, 2008, reported on by Deloitte & Touche LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Smith and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP. Since December 31, 2008 through the date of Borrowers’ execution of this Agreement, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of Smith and its Subsidiaries, taken as a whole, other than as a result of industry conditions generally.
     Section 3.05 Properties.
     (a) Each of the Borrowers and their Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
     (b) Each of the Borrowers and their Material Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrowers and their Material Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.06 Litigation and Environmental Matters.
     (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or any of their Material Subsidiaries (i) as to which, in the reasonable judgment of the Borrowers, there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.
     (b) Except with respect to any other matters that, in the reasonable judgment of the Borrowers, could not reasonably be expected to result in a Material Adverse Effect, neither any Borrower nor any of their Material Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any

Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     Section 3.07 Compliance with Laws and Agreements. Each of the Borrowers and their Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     Section 3.08 Investment Company Status. Neither any Borrower nor any of their Material Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     Section 3.09 Taxes. Each of the Borrowers and their Material Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Borrower or Material Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.
     Section 3.11 Disclosure. Each of the Borrowers has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which such Borrower or any of its Material Subsidiaries is subject, and all other matters known to the Borrowers, that could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading.
ARTICLE IV
Conditions
     Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) counterparts of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed counterparts of this Agreement.
     (b) The Administrative Agent (or its counsel) shall have received from the Borrowers an original of each applicable Note signed on behalf of the applicable Borrower.
     (c) The Administrative Agent (or its counsel) shall have received from Borrowers and from each other party to the Loan Documents (other than the Notes) either (i) counterparts of each applicable Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the applicable Loan Document) that such party has signed counterparts of such Loan Document.
     (d) The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Richard E. Chandler, General Counsel of Smith and (ii) James C, Webster, General Counsel M-I LLC and (iii) Gardere Wynne Sewell LLP, counsel for the Borrowers, in form and substance satisfactory to the

Administrative Agent and its counsel, covering such other matters relating to the Borrowers, the Loan Documents or the Transactions as the Required Lenders shall reasonably request.
     (e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Borrower, the authorization of the Transactions and any other legal matters relating to the Borrowers, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
     (f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each of the Borrowers, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Borrower hereunder or under any other Loan Document.
     (h) The Administrative Agent shall have received confirmation that all fees accrued under the Credit Agreement dated as of May 5, 2005 referred to in Section 9.16 hereof have been paid in full and that there are no outstanding letters of credit or loans under such Credit Agreement.
     The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
     Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
     (a) The representations and warranties of each Borrower set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing and there shall have occurred no event which would be reasonably likely to have a Material Adverse Effect.
     Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:
     Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:
     (a) within 105 days after the end of each fiscal year, Smith’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Smith and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

     (b) concurrently with any delivery of financial statements under clause (a) above, a certificate of the independent registered public accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
     (c) within 60 days after the end of each fiscal quarter of each fiscal year, Smith’s unaudited (i) consolidated balance sheets as of the end of such fiscal quarter and the then elapsed portion of the fiscal year as of the end of such fiscal quarter, (ii) related statements of operations for such fiscal quarter and the then elapsed portion of the fiscal year, and (iii) related statements of cash flows for the then elapsed portion of the fiscal year, in the case of (ii) and (iii), setting forth in comparative form the figures for the corresponding period of the previous fiscal year. The quarterly financial statements should be certified by a Financial Officer of Smith as presenting fairly in all material respects the financial condition and results of operations of the applicable Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (d) concurrently with any delivery of financial statements under clause (a) or (c) above, a consolidating balance sheet and statement of operations of M-I LLC for such period, certified by a Financial Officer of Smith as presenting fairly in all material respects the financial condition and results of operations of M-I LLC in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (e) concurrently with any delivery of financial statements under clause (a) or (c) above, a certificate of a Financial Officer of Smith (i) certifying as to whether, to the knowledge of such officer, a Default has occurred and, if such officer has knowledge of the occurrence of a Default, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 5.09 and (iii) to the extent that any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 which affects the financial statements accompanying such certificate, specifying the effect of such change on such financial statements;
     (f) promptly after the same become publicly available, copies of each Form 10-Q and Form 10-K filed by Smith with the Securities and Exchange Commission or with any Governmental Authority succeeding to any or all of the functions of said Commission;
     (g) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and
     (h) promptly following any request therefore, such other information regarding the operations, business affairs and financial condition of any Borrower or any of their Subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
     Section 5.02 Notices of Material Events. The Borrowers will, promptly after becoming aware of the same, furnish to the Administrative Agent and each Lender written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any of their Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, results in, or could reasonably be expected to result in, a Material Adverse Effect; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.03 Existence; Conduct of Business. The Borrowers will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
     Section 5.04 Payment of Obligations. The Borrowers will, and will cause each of their Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) a Borrower or its applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.05 Maintenance of Properties; Insurance. The Borrowers will, and will cause each of their Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     Section 5.06 Books and Records; Inspection Rights. The Borrowers will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrowers will, and will cause each of their Material Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to the Borrowers, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
     Section 5.07 Compliance with Laws. The Borrowers will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only to refinance existing Indebtedness and for other working capital needs and general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or to fund any activity or business with any Person or in or with any country or territory which in any manner would result in a material violation by any Person of any sanction or prohibition imposed by a Governmental Authority that could reasonably be expected to result in a Material Adverse Effect.
     Section 5.09 Financial Covenants. Smith will have and maintain, on a consolidated basis, a Debt to Capitalization Ratio of not greater than (i) 45% until such time the Borrowers shall have delivered evidence to the Administrative Agent that there is no other Indebtedness of the Borrowers which is parri passu with the Obligations under loan documentation providing for a more onerous Debt to Capitalization Ratio and (ii) 50% at all times thereafter.
ARTICLE VI
Negative Covenants
     Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree with the Lenders that:
     Section 6.01 Subsidiary Indebtedness. The Borrowers will not permit any Subsidiary of Smith (including without limitation M-I LLC) to create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness created hereunder;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 6.01, all Indebtedness issuable under the instruments and documents set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
     (c) Indebtedness of any such Subsidiary to any other such Subsidiary;
     (d) Indebtedness of any such Subsidiary as an account party in respect of trade letters of credit;

     (e) Indebtedness arising under Swap Agreements which have been entered into for bona fide hedging purposes and not for speculative purposes; and
     (f) other Indebtedness in an aggregate principal amount not exceeding, at any one time outstanding, $275,000,000.
     Section 6.02 Liens. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;
     (b) any Lien on any property or asset of a Borrower or any of their Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of a Borrower or any of their Subsidiaries (other than proceeds of such property or asset) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by a Borrower or any of their Subsidiaries or existing on any property or asset of any Person that becomes a Subsidiary of a Borrower after the date hereof prior to the time such Person becomes a Subsidiary of a Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of a Borrower, as the case may be, (ii) such Lien shall not apply to any other property or assets of a Borrower or any Subsidiary of a Borrower (other than proceeds of such property or asset) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of a Borrower, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and
     (d) Liens on fixed or capital assets acquired, constructed or improved by a Borrower or any of their Subsidiaries; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of a Borrower or any of their Subsidiaries (other than proceeds of such property or asset); provided, however, that the aggregate amount of the Indebtedness secured by Liens permitted under this Section 6.02(d) shall not exceed $150,000,000.
     Section 6.03 Fundamental Changes.
     (a) The Borrowers will not, and will not permit any of their Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of their Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, so long as at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary of a Borrower may merge into Smith in a transaction in which Smith is the surviving corporation, (ii) any Subsidiary of a Borrower (other than M-I LLC) may merge into any other Subsidiary of a Borrower in a transaction in which the surviving entity is a Subsidiary of a Borrower, (iii) any Subsidiary of a Borrower may sell, transfer, lease or otherwise dispose of its assets to a Borrower or to another Subsidiary of a Borrower, and (iv) any Subsidiary of a Borrower (other than M-I LLC) may liquidate or dissolve if Smith determines in good faith that such liquidation or dissolution is in the best interests of Smith and is not materially disadvantageous to the Lenders.
     (b) The Borrowers will not, and will not permit any of their Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
     Section 6.04 Transactions with Affiliates. The Borrowers will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the applicable Borrower or the applicable Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among a Borrower and its wholly owned Subsidiaries not involving any other Affiliate.

     Section 6.05 Restrictions on M-I LLC Dividends. So long as there shall be any outstanding Tranche B Revolving Loans (or Letters of Credit issued at the request of M-I LLC), M-I LLC will not make distributions to the owners of its Equity Interests as such; provided, however, that distributions of proceeds from equity offerings by M-I LLC shall not be restricted by this Section.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of any Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made;
     (d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.01 or 5.09 or in Article VI;
     (e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) such Borrower becoming aware of such failure and (ii) notice thereof from the Administrative Agent to such Borrower (which notice will be given at the request of any Lender);
     (f) any event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness of Smith or M-I LLC (but not of any other Subsidiary of Smith and not of any Subsidiary of M-I LLC) or any trustee or agent on its or their behalf to cause any such Material Indebtedness of Smith or M-I LLC to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity (other than the voluntary prepayment, repurchase, redemption or defeasance thereof);
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any of their Material Subsidiaries or the debts, or of a substantial part of the assets, of any of them under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of their Material Subsidiaries or for a substantial part of the assets of any of them, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Borrower or any of their Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any of their Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) any Borrower or any of their Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (exclusive of amounts covered by insurance) shall be rendered against any Borrower or any of their Material Subsidiaries and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any of their Material Subsidiaries to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (m) a Change in Control shall occur;
     (n) M-I LLC shall cease to be a Subsidiary of Smith (unless all Tranche B Revolving Exposure shall have been paid in full (or in respect of Letters of Credit requested by M-I LLC, appropriate cash collateral shall have been provided) and the right of M-I LLC to request additional Tranche B Revolving Loans or Letters of Credit shall have been terminated);
then, and in every such event (other than an event described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times:  (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event described in clause (h) or (i) of this Article, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
The Administrative Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any of their Subsidiaries or any of their other Affiliates as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct, BUT REGARDLESS OF THE PRESENCE OF ORDINARY NEGLIGENCE. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the immediate officers of the Administrative Agent responsible for this Agreement by a Borrower or a Lender and is called a “notice of default”, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may (and, in the event (i) neither the Administrative Agent nor any Affiliate, as a Lender, has any Revolving Exposure or unused Revolving Commitment and (ii) the Required Lenders so request, the Administrative Agent shall) resign at any time by notifying the Lenders, the Issuing Bank and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor, with the prior written consent of the Borrowers (unless an Event of Default shall have occurred which is continuing, in which event the Borrowers’ consent shall not be required). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York City, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
     Section 9.01 Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to Smith or to M-I LLC, to 1310 Rankin Rd., Houston, Texas 77073, Attention: William Restrepo  (Fax. 281-233-5505);
     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, National Association, 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, Attention: Claudia Kech (Fax: 888-292-9533);
     (iii) if to the Swingline Lender, to JPMorgan Chase Bank, National Association, 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, Attention: Claudia Kech (Fax: 888-292-9533); and
     (iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 9.02 Waivers; Amendments.
     (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall (i) except as expressly provided in Section 2.07(d), increase the Tranche A Revolving Commitment or the Tranche B Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby or change any provision of this Agreement requiring ratable funding by Lenders, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (including the Revolving Maturity Date), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change Section 2.07(e) in a manner that would alter the pro rata treatment required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release Smith from any liability under Section 2.19 hereof without the written consent of each Lender, (vii) terminate or modify any indemnity provided to a Lender hereunder or under any other Loan Document without the written consent of such Lender or (viii) reduce or eliminate a requirement under this Agreement to provide cash collateral for any Letter of Credit; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent or the Issuing Bank or the Swingline Lender, as the case may be, and (B) any change to Section 2.18 shall require the written consent of each of the Administrative Agent and the Issuing Bank and the Swingline Lender.
     Section 9.03 Expenses; Indemnity; Damage Waiver.
     (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Borrowers shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or the enforcement of any obligations hereunder or under any of the other Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee (or any of its Related Parties), BUT THE PRESENCE OF ORDINARY NEGLIGENCE SHALL NOT AFFECT THE AVAILABILITY OF SUCH INDEMNITY.
     (c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon (without duplication) its share of the sum of the total Revolving Exposures and unused Revolving Commitments at the time; provided that the obligation to indemnify the Swingline Lender will be limited to Tranche A Revolving Lenders only.
     (d) To the extent permitted by applicable law, neither any Borrower nor any of their Subsidiaries shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.
     Section 9.04 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (A) the Borrowers, provided that no consent of any Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee; and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment or an Affiliate of such a Lender, and (C) the Issuing Bank and the Swingline Lender.
     (ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, and shall not result in the assigning Lender holding a Revolving Commitment of less than $5,000,000, unless each of Smith and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of Smith shall be required if an Event of Default has occurred and is continuing; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and (E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO.
     For the purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:
     “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent or the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Bank, the

Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no such participation may be sold to any entity which is engaged principally in the oilfield products and services business unless the Borrowers shall have given their prior written consent. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
     (d) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(e) as though it were a Lender.
     (e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (f) No Lender may pledge, assign or convey a participation interest in its Tranche A Revolving Commitment, Tranche A Revolving Loans or LC Exposure attributable to Letters of Credit requested by Smith unless such Lender shall, concurrently therewith pledge, assign or convey a participation in (as the case may be) an equivalent share of its Tranche B Revolving Commitment, Tranche B Revolving Loans or LC Exposure attributable to Letters of Credit requested by M-I LLC (as the case may be).
     Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.
     Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
     (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
     (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by any regulatory authority, (c) to the extent required in the opinion of legal counsel by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is disclosed to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis by a source other than the Borrowers, which disclosure is not the result of a breach of a duty of confidentiality owed by the discloser to a Borrower if such breach was reasonably discoverable by the Administrative Agent, the Issuing Bank or the applicable Lender, as the case may be. For the purposes of this Section, “Information” means all information received from any Borrower relating to any Borrower or its business, other than any such information that is known to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the applicable Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.13 Interest Rate Limitation. Borrowers and the Lenders intend to strictly comply with all applicable federal and New York laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York). Accordingly, the provisions of this Section shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, using the actuarial method, during the full term of the Notes. In no event shall any Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of New York or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Notes at the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Article VII hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section, or be construed to create a contract to pay for the use, forbearance or detention of money at any interest rate in excess of the Ceiling Rate. If the term of any Note is shortened by reason of acceleration or maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the applicable Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
     Section 9.14 Syndication Agent and Documentation Agents. WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Syndication Agent, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Syndication Agent and not as a Lender the indemnification provisions in Article VIII and in Section 9.03 (other than Section 9.03(c)) shall apply. CALYON NEW YORK BRANCH, in its capacity as Documentation Agent, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against CALYON NEW YORK BRANCH, in its capacity as Documentation Agent and not as a Lender the indemnification provisions in Article VIII and in Section 9.03 (other than Section 9.03(c)) shall apply. DNB NOR BANK ASA, in its capacity as Documentation Agent, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against DNB NOR BANK ASA, in its capacity as Documentation Agent and not as a Lender the indemnification provisions in Article VIII and in Section 9.03 (other than Section 9.03(c)) shall apply. FORTIS BANK SA/NV, NEW YORK BRANCH, in its capacity as Documentation Agent, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against FORTIS BANK SA/NV, NEW YORK BRANCH, in its capacity as Documentation Agent and not as a Lender the indemnification provisions in Article VIII and in Section 9.03 (other than Section 9.03(c)) shall apply.
     Section 9.15 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
     Section 9.16 Amendment and Restatement. This Agreement amends and restates in its entirety that certain Credit Agreement dated as of May 5, 2005 executed by and among the Borrowers, Comerica Bank, as Administrative Agent, and certain financial institutions therein set forth, as the same may have been amended prior to the date hereof. Upon the effectiveness of this Agreement, all obligations of the lenders and agents under such May 5, 2005 Credit Agreement shall cease and terminate.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMITH INTERNATIONAL, INC., a Delaware corporation
By:	/s/ William Restrepo
William Restrepo, Senior Vice President,
Chief Financial Officer and Treasurer

M-I L.L.C., a Delaware limited liability company
By:	/s/ Frank Richter
Frank Richter, Chief Financial Officer, Vice
President and Treasurer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent and as Swingline Lender

By: Name:	/s/ Thomas Okamoto Thomas Okamoto
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, individually and as Syndication Agent

By: Name:	/s/ Donald W. Herrick, Jr. Donald W. Herrick, Jr.
Title:	V.P. & Senior Portfolio Manager

CALYON NEW YORK BRANCH, individually and as Documentation Agent

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

By:	/s/ Michael Willis

Name:	Michael Willis
Title:	Managing Director

DNB NOR BANK ASA, individually and as Documentation Agent

By: Name:	/s/ Philip E. Kurpiewski Philip E. Kurpiewski
Title:	Senior Vice President

By:	/s/ Nikolai A. Nachamkin

Name:	Nikolai A. Nachamkin
Title:	Senior Vice President

FORTIS BANK SA/NV, NEW YORK BRANCH, individually and as Documentation Agent

By: Name:	/s/ Douglas Riahi Douglas Riahi
Title:	Managing Director

By:	/s/ Diran Cholakian

Name:	Diran Cholakian
Title:	Director

DEUTSCHE BANK AG, NEW YORK BRANCH

By: Name:	/s/ Rainer Meier Rainer Meier
Title:	Director

By:	/s/ Ming K. Chu

Name:	Ming K. Chu
Title:	Vice President

BANK OF AMERICA, N.A. successor to Merrill Lynch Bank USA

By: Name:	/s/ Shelley A. McGregor Shelley A. McGregor
Title:	Senior Vice President

COMERICA BANK

By: Name:	/s/ Cyd Dillahunty Cyd Dillahunty
Title:	Vice President — Texas Division

HSBC BANK USA, N.A.

By: Name:	/s/ Dale Wilson Dale Wilson
Title:	Senior Vice President

By:	/s/ Bruce Robinson

Name:	Bruce Robinson
Title:	Vice President

STATE BANK OF INDIA

By: Name:	/s/ Prabodh Parikh Prabodh Parikh
Title:	Vice-President & Head (Credit)

BANK OF CHINA, NEW YORK BRANCH

By: Name:	/s/ Richard Bradspies Richard Bradspies
Title:	Deputy General Manager

BANK HAPOALIM B.M.

By: Name:	/s/ James P. Surless James P. Surless
Title:	Vice President

By:	/s/ Frederic S. Becker

Name:	Frederic S. Becker
Title:	Senior Vice President

BANK OF TAIWAN, LOS ANGELES BRANCH

By: Name:	/s/ Chwan-Ming Ho Chwan-Ming Ho
Title:	Vice President and General Manager

THE BANK OF EAST ASIA LIMITED, LOS ANGELES BRANCH

By: Name:	/s/ Chong Tan Chong Tan
Title:	VP & Credit Manager

By:	/s/ Victor Li

Name:	Victor Li
Title:	General Manager

E.SUN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By: Name:	/s/ Benjamin Lin Benjamin Lin
Title:	EVP & General Manager

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By: Name:	/s/ Oliver S.H. Hsu Oliver S.H. Hsu
Title:	V.P. & General Manager

CHANG HWA COMMERCIAL BANK LTD., LOS ANGELES BRANCH

By: Name:	/s/ Beverly Chen Beverly Chen
Title:	VP & General Manager

TAIWAN COOPERATIVE BANK, LOS ANGELES BRANCH

By: Name:	/s/ Tzu-Neng Ko Tzu-Neng Ko
Title:	AVP & Deputy General Manager

Schedule 1.01

	Borrower Index Debt
	Ratings of	ABR Applicable	Adjusted LIBO
Category	S&P/Moody’s	Margin	Applicable Margin	Commitment Fee
1	A2/A	1.00%	2.00%	0.20%

2	A3/A-	1.25%	2.25%	0.25%

3	Baa1/BBB+	1.50%	2.50%	0.375%

4	Baa2/BBB	1.75%	2.75%	0.50%

5	Lower than Baa2/BBB	2.25%	3.25%	0.625%

SCHEDULE 2.01

Lender	Tranche A Commitments	Tranche B Commitments
JPMorgan Chase Bank, National Association	$120,000,000	$15,000,000
Wells Fargo Bank, National Association	$120,000,000	$15,000,000
Calyon New York Branch	$120,000,000	$15,000,000
DnB NOR Bank ASA	$120,000,000	$15,000,000
Fortis Bank SA/NV, New York Branch	$120,000,000	$15,000,000
Deutsche Bank AG, New York Branch	$95,000,000	$11,875,000
Bank of America, N.A.	$75,000,000	$9,375,000
Comerica Bank	$35,000,000	$4,375,000
HSBC Bank USA, N.A.	$35,000,000	$4,375,000
State Bank of India	$35,000,000	$4,375,000
Bank of China, New York Branch	$25,000,000	$3,125,000
Bank Hapoalim B.M.	$25,000,000	$3,125,000
Bank of Taiwan, Los Angeles Branch	$20,000,000	$2,500,000
The Bank of East Asia Limited, Los Angeles Branch	$15,000,000	$1,875,000
E.Sun Commercial Bank, Ltd., Los Angeles Branch	$10,000,000	$1,250,000
Hua Nan Commercial Bank, Ltd., Los Angeles Branch	$10,000,000	$1,250,000
Chang Hwa Commercial Bank Ltd., Los Angeles Branch	$10,000,000	$1,250,000
Taiwan Cooperative Bank, Los Angeles Branch	$10,000,000	$1,250,000

TOTALS	$1,000,000,000	$125,000,000

SCHEDULE 6.01
Existing Subsidiary Indebtedness
[attached]

SCHEDULE 6.02
Existing Liens
None

ASSIGNMENT AND ASSUMPTION
          Reference is made to the Credit Agreement dated as of December 10, 2009 (as amended and in effect on the date hereof, the “Credit Agreement”), among SMITH INTERNATIONAL, INC., a Delaware corporation, and M-I L.L.C., a Delaware limited liability company, as the Borrowers, the Lenders named therein and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
          The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
          This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.
          This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”):

Percentage Assigned of
Facility/Commitment (set forth, to
at least 8 decimals, as a percentage
of the Facility and the aggregate
Commitments of all Lenders
Facility	Principal Amount Assigned	thereunder)
Tranche A Revolving Loans:	$		%

Tranche B Revolving Loans:	$		%

EXHIBIT A

          The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee]_, as Assignee

By:
Name:
Title:

EXHIBIT A

2

          The undersigned hereby consent to the within assignment:

SMITH INTERNATIONAL, INC.,	JPMORGAN CHASE BANK,
a Delaware corporation	NATIONAL ASSOCIATION, as
Administrative Agent

By:	By:
Name:	Name:

Title:	Title:

M-I L.L.C.,
a Delaware limited liability company

By:
Name:

Title:

EXHIBIT A

3

NOTE
(Tranche A Revolving Loans)
Chicago, Illinois

$	, 20___
     FOR VALUE RECEIVED, SMITH INTERNATIONAL, INC., a Delaware corporation (together with permitted successors, herein collectively called “Maker”), promises to pay to the order of                                          (“Payee”), at the office of JPMorgan Chase Bank, National Association, 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, in immediately available funds and in lawful money of the United States of America, the principal sum of                                          Dollars ($                    ) (or the unpaid principal balance of all Tranche A Revolving Loans advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates and on the date or dates provided in that certain Credit Agreement (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”) dated as of December 10, 2009 among Maker, M-I L.L.C., certain signatory banks named therein (including the Payee) and JPMorgan Chase Bank, National Association, as Administrative Agent; provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Ceiling Rate. Any term defined in the Credit Agreement which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Credit Agreement.
     1. Credit Agreement; Advances; Security. This note has been issued pursuant to the terms of the Credit Agreement, and is one of the Notes referred to in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Credit Agreement. Reference is hereby made to the Credit Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the holder.
     2. Mandatory Payments of Principal and Interest.
     (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable as provided in the Credit Agreement.
     (b) On the Revolving Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.
     (c) All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, the balance to principal.
     (d) If any interest payment provided for in this note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for payment of interest on a Eurodollar Loan into another calendar month or beyond the Revolving Maturity Date, and in either such event such payment shall be made on the Business Day immediately
EXHIBIT B-1

preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on this note.
     (e) The Credit Agreement provides for prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.
     3. Default. The Credit Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.
     4. Waivers by Maker and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     5. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.
     6. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     7. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.
     8. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note.
     9. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.
     10. Revolving Loan. Subject to the terms and provisions of the Credit Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Revolving Maturity Date. Maker may borrow, repay and reborrow hereunder, and except as set forth in the Credit Agreement there is no limitation on the number of advances made hereunder.
     11. Business Loans. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.
EXHIBIT B-1

2

SMITH INTERNATIONAL, INC. a Delaware corporation

By:
Name:
Title:

EXHIBIT B-1

3

NOTE
(Tranche B Revolving Loans)
Chicago, Illinois

$	, 20___
     FOR VALUE RECEIVED, M-I L.L.C., a Delaware limited liability company (together with permitted successors, herein collectively called “Maker”), promises to pay to the order of                                          (“Payee”), at the office of JPMorgan Chase Bank, National Association, 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, in immediately available funds and in lawful money of the United States of America, the principal sum of                                          Dollars ($                    ) (or the unpaid principal balance of all Tranche B Revolving Loans advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates and on the date or dates provided in that certain Credit Agreement (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”) dated as of December 10, 2009 among Maker, Smith International, Inc., certain signatory banks named therein (including the Payee) and JPMorgan Chase Bank, National Association, as Administrative Agent; provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Ceiling Rate. Any term defined in the Credit Agreement which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Credit Agreement.
     1. Credit Agreement; Advances; Security. This note has been issued pursuant to the terms of the Credit Agreement, and is one of the Notes referred to in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Credit Agreement. Reference is hereby made to the Credit Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the holder.
     2. Mandatory Payments of Principal and Interest.
     (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable as provided in the Credit Agreement.
     (b) On the Revolving Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.
     (c) All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, the balance to principal.
     (d) If any interest payment provided for in this note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for payment of interest on a Eurodollar Loan into another calendar month or beyond the Revolving Maturity Date, and in either such event such payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on this note.
EXHIBIT B-2

     (e) The Credit Agreement provides for prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.
     3. Default. The Credit Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.
     4. Waivers by Maker and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     5. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.
     6. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     7. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.
     8. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note.
     9. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.
     10. Revolving Loan. Subject to the terms and provisions of the Credit Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Revolving Maturity Date. Maker may borrow, repay and reborrow hereunder, and except as set forth in the Credit Agreement there is no limitation on the number of advances made hereunder.
     11. Business Loans. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

M-I L.L.C., a Delaware limited liability company

By:
Name:
Title:

EXHIBIT B-2

2

NOTE
(Swingline Loans)
Chicago, Illinois

$	, 20___
     FOR VALUE RECEIVED, SMITH INTERNATIONAL, INC., a Delaware corporation (together with permitted successors, herein collectively called “Maker”), promises to pay to the order of                                          (“Payee”), at the office of JPMorgan Chase Bank, National Association, 10 South Dearborn, Floor 7, Chicago, Illinois 60603-2003, in immediately available funds and in lawful money of the United States of America, the principal sum of                                          Dollars ($                    ) (or the unpaid principal balance of all Swingline Loans advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates and on the date or dates provided in that certain Credit Agreement (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”) dated as of December 10, 2009 among Maker, M-I L.L.C., certain signatory banks named therein (including the Payee) and JPMorgan Chase Bank, National Association, as Administrative Agent; provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Ceiling Rate. Any term defined in the Credit Agreement which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Credit Agreement.
     1. Credit Agreement; Advances; Security. This note has been issued pursuant to the terms of the Credit Agreement, and is one of the Notes referred to in the Credit Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Credit Agreement. Reference is hereby made to the Credit Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the holder.
     2. Mandatory Payments of Principal and Interest.
     (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable as provided in the Credit Agreement.
     (b) On the Revolving Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.
     (c) All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, the balance to principal.
     (d) If any interest payment provided for in this note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for payment of interest on a Eurodollar Loan into another calendar month or beyond the Revolving Maturity Date, and in either such event such payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on this note.
     (e) The Credit Agreement provides for prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.
     3. Default. The Credit Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.
EXHIBIT B-3

     4. Waivers by Maker and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     5. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.
     6. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     7. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.
     8. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note.
     9. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.
     10. Revolving Loan. Subject to the terms and provisions of the Credit Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Revolving Maturity Date. Maker may borrow, repay and reborrow hereunder, and except as set forth in the Credit Agreement there is no limitation on the number of advances made hereunder.
     11. Business Loans. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

SMITH INTERNATIONAL, INC. a Delaware corporation

By:
Name:
Title:

EXHIBIT B-3

2